Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Seeks to Amend Senior Secured Credit Facility
S&P Ratings Upgrade
Strength in Core Credit Fundamentals

Carmel, Ind., May 3, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced that it is seeking to amend its senior secured credit facility to reduce the interest rate and make other changes to provide additional financial flexibility.

The facility consists of (i) a $250 million four-year term loan which currently has an interest rate of LIBOR plus 325 basis points, with a LIBOR floor of 100 basis points (current interest rate of 4.25%) and has an outstanding principal balance of $225 million, and (ii) a $425 million six-year term loan which currently has an interest rate of LIBOR plus 375 basis points, with a LIBOR floor of 125 basis points (current interest rate of 5.00%) and has an outstanding principal balance of approximately $406 million.
CNO also announced that earlier today Standard & Poor's upgraded the company's issuer credit and senior secured debt ratings to BB- from B+. CEO Ed Bonach said, "We are pleased with the upgrade from S&P and feel the decision reflects the solid operating performance and strength in our credit fundamentals. As a result of the upgrade and the current favorable market conditions, we are seeking to amend our senior secured credit facility. If successful, this will be yet another step in our ongoing efforts to improve our cost of capital, financial flexibility and ROE".
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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